Exhibit 99.1

VANTAGE DRILLING COMPANY ANNOUNCES AGREEMENT TO PURCHASE DRAGONQUEST

HOUSTON, TX — 03/20/2012 — Vantage Drilling Company (“Vantage, or the “Company”) (NYSE Amex: VTG) today announced that it has signed a definitive agreement to acquire the rights and obligations under the construction contract for the ultra-deepwater drillship known as Dragonquest from Valencia Drilling Corporation, a Marshall Islands corporation (“Valencia”) for a purchase price of approximately $164 million. Upon closing of this transaction the Company will be responsible for funding the remaining construction-related payments for the Dragonquest. In addition, Vantage has agreed to pay up to $5 million of Valencia’s costs and expenses at closing. The closing of the acquisition is subject to specified closing conditions.

The Dragonquest was constructed at Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“DSME”) in Okpo, Korea. Construction has been completed on the vessel, and upon delivery of the Dragonquest and the closing of the transaction, Vantage will be required to make expenditures for the final construction payment, project costs, equipment, and spares, and the total delivered, in-service cost of the project, including the purchase price under the agreement with Valencia, totalling approximately $800 million. The closing of the transaction and the delivery of the Dragonquest are currently expected to take place in April 2012.

Valencia is a wholly owned subsidiary of F2 Capital, a Cayman Islands company and affiliate of F3 Capital, a Cayman Islands company wholly-owned by Hsin-Chi Su, a significant shareholder of the Company. FBR Capital Markets provided a fairness opinion with respect to this transaction to the Audit Committee of our Board of Directors.

Paul A. Bragg, the Company’s Chairman and CEO, commented, “We are excited to acquire the the Dragonquest as we continue to build one of the most modern and technologically advanced offshore drilling fleets in the world, and expect to complete the acquisition and take delivery of the rig in the coming weeks.

“We have managed the project since its inception in 2008, so we have the highest confidence in the quality and capabilities of the asset we are buying.

Upon delivery, the Dragonquest is expected to be deployed in the U.S. Gulf of Mexico, pursuant to an eight year contract with Petrobras. Bragg continued, “Beginning in the third quarter of 2012, we expect the Dragonquest to generate $140 to $150 million of EBITDA per year or approximately $1.2 billion over the life of this contract.”

The Dragonquest is equipped for drilling in water depths of up to 10,000 feet, with a total vertical drilling depth capacity of up to 40,000 feet. The Dragonquest’s hull design has a variable deck load of approximately 20,000 tons and measures 781 feet long by 137 feet wide.

About the Company

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and the ultra-deepwater drillship, the Platinum Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.